Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MEADE INSTRUMENTS CORP.,

JOCNA INC.

and

JOC NORTH AMERICA LLC

dated as of

May 17, 2013

-i-

-ii-

-iii-

EXHIBIT LIST

Exhibit A	Certificate of Incorporation of Surviving Corporation

Exhibit B	Bylaws of Surviving Corporation

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 17, 2013, by and among JOC North America LLC, a Delaware limited liability company (“Parent”), JOCNA Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Meade Instruments Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors (in the case of corporations) or managers (in the case of limited liability companies) of Parent, Merger Sub and the Company each have approved, and deem it advisable and in the best interests of their respective members and stockholders to consummate, the acquisition of the Company by Merger Sub by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Messrs. Steven G. Murdock and John A. Elwood (collectively, the “Stockholders”), have each executed and delivered a voting agreement (the “Voting Agreement”) pursuant to which, following the execution and delivery of this Agreement, each Stockholder has agreed to vote the Shares owned and/or controlled such Stockholder in favor of the adoption of this Agreement at the Special Meeting.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place as soon as reasonably practicable, but in no event later than the second Business Day, after the satisfaction or waiver of all of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at 10:00 a.m. California time at the offices of Corporate Counsel Group LLP, One Park Plaza, Suite 600, Irvine, California 92614, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, Parent and the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company, being the “Effective Time”).

Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time, unless otherwise specifically set forth in the applicable document.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended to read in the form attached hereto as Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

(b) At the Effective Time, the bylaws of the Company shall be amended to read in the form attached hereto as Exhibit B and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON EQUITY INTERESTS

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action required on the part of Parent, Merger Sub, the Company or the holders of Equity Interests or securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and will be converted into the right to receive $3.45 per share in cash, less applicable Taxes, if any, required to be withheld with respect to such payment, payable to the holder of such Share, without interest (the “Merger Consideration All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of a Share or Shares (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will cease to have any rights with respect to such Share or Shares, except the right to receive the Merger Consideration for such Share or Shares upon surrender of the certificate formerly representing such Share or Shares (a “Certificate”), subject to the provisions of Section 2.7, or, in the case of uncertificated Shares (the “Uncertificated Shares”), the book entry transfer of such Share or Shares upon receipt by the Paying Agent of evidence of transfer as the Paying Agent may reasonably request, each in the manner provided in Section 2.2.

(b) Each Share held by the Company (in the treasury or otherwise) and each Share owned by Parent, any direct or indirect wholly-owned subsidiary of Parent or any Affiliate of Parent

(collectively, “Excluded Shares”) immediately before the Effective Time will be cancelled, retired and extinguished, and no payment or other consideration will be made with respect to any such Equity Interest.

(c) Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time will thereafter be converted into and represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

Section 2.2 Payment; Surrender of Equity Interest; Stock Transfer Books.

(a) Before the Effective Time, Merger Sub shall designate, at its election, the Company’s transfer agent or a separate bank or trust company reasonably acceptable to the Company to act as agent for the Surviving Corporation in connection with the Merger (the “Paying Agent”) to, inter alia, (i) receive the funds from Parent or Merger Sub necessary to make the payments contemplated by Section 2.1(a) pursuant to procedures reasonably acceptable to the Company and (ii) make all such payments. At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent in a separate account for the benefit of holders of Shares (other than the Dissenting Shares and Excluded Shares) (the “Payment Fund”) the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a), as applicable. If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by Parent or Merger Sub hereunder pursuant to Section 2.1(a), Parent or Merger Sub shall promptly deposit, or cause to be deposited, cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) As soon as reasonably practicable after the Effective Time, but in any event no later than ten (10) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares which were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which will specify that delivery will be effected only upon delivery of the Certificate or Certificates representing such Shares to the Paying Agent or, with respect to Uncertificated Shares, book entry transfer of the Uncertificated Shares to Paying Agent, and will be in such form and have such other provisions as the Company and Parent may reasonably specify) and (ii) instructions for use in surrendering Certificates or transferring the Uncertificated Shares in exchange for the Merger Consideration. Each holder of a Certificate or Certificates or Uncertificated Share or Uncertificated Shares may thereafter, until the first anniversary of the Effective Time, surrender any such Certificate or Certificates to the Paying Agent under cover of the letter of transmittal or transfer any such Uncertificated Shares by book entry transfer of such Uncertificated Share or Uncertificated Shares upon receipt by the Paying Agent of evidence of transfer as the Paying Agent may reasonably request (each a “Valid Transfer”). Upon the completion of a Valid Transfer on or before the first anniversary of the Effective Time, Paying Agent shall, and Parent shall cause the Paying Agent to, pay the holder of such Shares cash in an amount equal to the Merger Consideration, less any Taxes required to be withheld and without interest, multiplied by the number of Shares so transferred. Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares and Excluded Shares) or Uncertificated Share will represent solely the right to receive the aggregate Merger Consideration relating to the Shares.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer Taxes or other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Uncertificated Share surrendered or shall have established to the satisfaction of Merger Sub or the Paying Agent that such Tax either has been paid or is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or such Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Shares will cease to have any rights with respect to any such Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented the Shares or transfer of Uncertificated Shares.

(e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect to such cash), which had been made available to the Paying Agent and which has not been disbursed to holders of Certificates or Uncertificated Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or transfer of their Uncertificated Shares, without any interest on and less any Taxes required to be withheld from such Merger Consideration. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any other provision of U.S. federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 2.3 Treatment of Company Stock Plans.

(a) The Company shall take all actions necessary or desirable so that, at the Effective Time, each then-outstanding and unexercised option (the “Options”) to purchase shares of the Company Common Stock under the any of the Company Stock Plans, whether vested or unvested, shall be cancelled and converted into and shall become a right to receive, in settlement thereof, a cash payment, less any applicable Taxes require to be withheld and without interest, equal to the product, if a positive number, of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such

Option and (ii) the number of shares of the Company Common Stock subject to such Option not exercised; provided that any Options for which the per share exercise price equals or exceeds the Merger Consideration shall be cancelled without any payment in respect thereof (the “Option Consideration”).

(b) The Company shall take all actions necessary or desirable so that, at the Effective Time, each then-outstanding restricted share of Company Common Stock granted under the any of the Company Stock Plans (each a “Company Restricted Share”) outstanding and subject to restrictions immediately prior to the Effective Time (whether vested or unvested), by virtue of the Merger and without any action on the part of the holder thereof, will become fully vested and no longer subject to any restrictions immediately prior to, and then will be cancelled automatically at the Effective Time and will thereafter represent, and will be converted into, only the right to receive an amount of cash, less any applicable Taxes required to be withheld and without interest, equal to the Merger Consideration (the “Company Restricted Share Consideration”).

(c) All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of Taxes and shall be paid without interest. Parent will, or will cause the Surviving Corporation to, pay to holders of the Options and Company Restricted Shares, the Option Consideration or Company Restricted Share Consideration, as applicable, as soon as practicable after the Effective Time and in any case no later than fifteen (15) Business Days thereafter. Parent may, in its discretion, cause the amounts payable pursuant to this Section 2.3 to holders of Options or Company Restricted Shares to be delivered through the Company’s ordinary payroll system in lieu of delivery a check or making a wire transfer to such holder.

(d) Prior to the Effective Time, the Company shall obtain all necessary consents and/or releases from the holders of Options and/or Company Restricted Shares under any of the Company Stock Plans and take all such other lawful action as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, without incurring any liability in connection therewith) to provide for and give effect to the transactions contemplated by this Section 2.3. Except as otherwise agreed to in writing by the parties hereto after the date hereof, the Company will ensure that: (i) the Company Stock Plans will terminate as of the Effective Time; and (ii) no participant in any of the Company Stock Plans shall have any right under any such Company Stock Plan to acquire (directly or indirectly), at or any time after the Effective Time, any capital stock of the Company, the Surviving Corporation or any other Person.

(e) Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any dispositions of Equity Interests (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Board of Directors of the Company (the “Company Board”) or a committee of two or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approval shall specify: (A) the name of each officer or director, (B) the number of securities to be disposed of for each named person, and (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 promulgated under the Exchange Act.

Section 2.4 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Shares in respect of which such stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as provided in Section 2.1(a), less any applicable Taxes required to withheld and without any interest thereon, upon surrender of the Certificate or Certificates representing such Shares, or transfer of the Uncertificated Share or Shares, pursuant to Section 2.2.

(b) The Company shall give Parent (i) prompt written notice of any notice (whether written or oral) received by the Company of the intent of any holder of Shares to demand the fair value of any Shares, any written demand for appraisal, any withdrawals thereof and any instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such demands or extend or waive the deadline or other time period applicable to any dissenters’ rights; provided, however, that the Company shall give Parent advance written notice of the requirement to make any payment pursuant to an Order prior to making such payment.

Section 2.5 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the intentions of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intentions of this Agreement.

Section 2.6 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the Equity Interests or number of Equity Interests specified in Section 3.4(a) shall occur, by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, reorganization, exchange or readjustment of shares or otherwise, or any stock dividend thereon with a record date during such period (including any dividend or distribution of securities convertible into capital stock), but excluding any change that results from any exercise of Options or the vesting of Company Restricted Shares, then the Merger Consideration, any other amounts payable pursuant to this Agreement, all references in this Agreement to specified numbers of Equity Interests affected thereby, and all calculations provided for that are based upon numbers of Equity Interests (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such change or event.

Section 2.7 Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the reasonable replacement requirements established by the Paying Agent (including, if required by the Paying Agent or Parent, the posting by such holder of a bond in such amount as the Paying Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate), the Paying Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by the Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter of the Company addressed to Parent and Merger Sub, dated as of the date hereof and delivered to Parent and Merger Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (it being understood that (i) the Company Disclosure Letter shall be arranged in sections and subsections corresponding to - and using the same section and subsection numbering as - the sections and subsections contained in this Article III and (ii) the disclosures in any particular section or subsection of the Company Disclosure Letter shall qualify the applicable representations and warranties in the corresponding section or subsection of this Article III and, in addition, the representations and warranties in other sections or subsections in this Article III to the extent it is reasonably and readily apparent on the face of such disclosures that such disclosures are applicable to such other sections or subsections, and (ii) the inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material or has resulted in a Material Adverse Effect on the Company or is outside the ordinary course of business or not consistent with past practice), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing as follows:

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries as identified in Section 3.1(b) of the Company Disclosure Letter.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining Stockholder Approval (as defined below) in the case of consummation of the Merger, to consummate the transactions contemplated hereby (the “Transactions”). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the approval of the holders of a majority of the common stock, par value $0.01 per share, of the Company (such approval being the “Stockholder Approval” and such common stock being the “Company Common Stock”). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock that is necessary in connection with the consummation of the Merger and the other Transactions.

(c) At a meeting duly called and held, the Company Board unanimously adopted resolutions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, in which the Company Board (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders and declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Special Meeting, and (iv) (subject only to Section 5.2) recommended that the Company’s stockholders adopt and approve this Agreement (such recommendation, the “Company Recommendation”).

Section 3.3 Consents and Approvals; No Violations. Except for those filings, permits, authorizations, consents and approvals, if any, as may be required under, and other applicable requirements of, the Exchange Act, any foreign antitrust, competition or merger control laws of China, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing with the SEC of the Proxy Statement and the making of such other filings as may be required under the Exchange Act or by the rules of the Nasdaq Stock Market in connection with this Agreement, and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of any of the Company Charter Documents or Subsidiary Charter Documents, (b) require any material filing with, or material permit, authorization, consent, review or approval of, any court, arbitral tribunal, arbitrator, administrative agency, or commission or other governmental, quasi-governmental, administrative or regulatory authority or agency (a “Governmental Entity”), (c) except as set forth on Section 3.3(c) of the Company Disclosure Letter, result in a violation or breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, amendment, cancellation or acceleration under any Material Contract or (d) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 2,500,000 shares of Company Common Stock and no preferred stock. As of the date of this Agreement, (i) 1,305,148 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are issued and held in the treasury of the Company, and (iii) 59,526 shares of Company Common Stock are reserved for issuance under the Company Stock Plans in respect of option awards outstanding as of the date hereof. Section 3.4(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) the number of Shares subject to, the holder of, the vesting schedule and exercise price of each outstanding Option, and (B) the number of Shares subject to, the holder of, and vesting schedule of each outstanding Company Restricted Share. All of the outstanding shares of Company Common Stock other than the Company’s Restricted Shares are, and all outstanding Company Restricted Shares upon vesting (and all restrictions thereon lapse) will be, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms of the Options, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.4(a) and for changes resulting from the exercise of the Options, the issuance of shares of Company Restricted Shares, or vesting of Company Restricted Shares outstanding as of the date hereof, there are no (x) shares of capital stock of the Company authorized, issued or outstanding, (y) existing options, warrants, preemptive rights or subscriptions relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such share or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription, or other similar instrument, or (z) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or of any Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. Except as set forth in Section 3.4(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary owns any Equity Interests or any capital stock or other equity interest in any other Person.

(b) Upon consummation of the Merger, the only outstanding shares of capital stock of the Company will be owned by Parent and there will be no existing options, warrants, or other rights of any kind to purchase or otherwise acquire (directly or indirectly) any such shares of capital stock (subject to any consents or releases therefor from non-employee directors or employees of the Company which will be obtained by the Company prior to the Closing).

(c) With respect to the Options, (i) each grant of Options was duly authorized no later than the date on which the grant of such Options was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including approval by the Company Board (or a duly constituted and authorized committee thereof), and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly delivered by the Company to the recipient, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Securities Act, the Exchange Act, and all other applicable Laws and rules or requirements or self-regulatory authorities, including the rules of the Nasdaq Stock Market, (iii) the per share exercise price of each Option was no less than the fair market value of a share of the Company Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with the United States generally accepted accounting principles (“GAAP”) in the Financial Statements (including the related notes) of the Company and disclosed in all material respects in the Company SEC Documents in accordance with GAAP, the Exchange Act and all other applicable Laws. All Options and Company Restricted Shares may, by their terms, be treated in accordance with Section 2.3, without the requirement of any consent or release from the holders of such Options and Company Restricted Shares (other than consents or releases therefor from non-employee directors or employees of the Company which will be obtained by the Company prior to the Effective Time). Upon a change in control of the Company, all unvested Options and Company Restricted Shares shall automatically vest in full.

(d) All of the outstanding shares of capital stock of each of the Subsidiaries are owned beneficially or of record by the Company, directly or indirectly, and all such shares were issued in compliance with applicable Laws, have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances, except Permitted Encumbrances, or any other restrictions (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest).

(e) Other than the Voting Agreement, there are no voting trusts or other Contracts or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.

Section 3.5 SEC Reports and Financial Statements.

(a) Since March 1, 2010, the Company has timely filed or otherwise transmitted all Company SEC Documents, each of which as finally amended prior to the date hereof has complied in all material respects with, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Effective Time will comply in all material respects with, the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Since March 1, 2010, none of the Company SEC Documents or other communications with the SEC contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act or otherwise required to file or furnish any forms, reports or other documents with the SEC or similar foreign regulators. There are no outstanding or unresolved comments in comment letters from the SEC or the DOJ or their respective staff with respect to any of the Company SEC Documents or other matters. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC or DOJ review or outstanding SEC or DOJ investigation.

(b) Since March 1, 2010, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

(c) Each of the consolidated financial statements (including any notes and schedules thereto) included or incorporated by reference in the Company SEC Documents, as finally amended by the Company through its filings with the SEC prior to the date hereof, and the Most Recent Balance Sheet (collectively, the “Financial Statements”): (i) has been prepared from, and is in all material respects in accordance with, the books and records of the Company and its Subsidiaries, which books and records have been maintained in all material respects in accordance with reasonable business practices and all applicable legal requirements; (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements; (iii) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnote disclosure as permitted by GAAP); and (iv) fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as of the date and for the periods referred to in the Financial Statements. Neither the Company nor any Subsidiary has any unresolved material dispute with Moss Adams LLP (A) on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure or (B) in connection with any matter related to the audit of the Company’s consolidated financial statements for the fiscal year ended February 29, 2012, or the review or audit of any reporting period thereafter.

(d) Neither the Company nor any of its Subsidiaries has any outstanding indebtedness for borrowed money, including pursuant to any agreements filed with Company SEC Documents, except to the extent disclosed in Section 3.5(d) of the Company Disclosure Letter.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the

Securities Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Financial Statements or other Company SEC Documents.

(f) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) which are in all material respects in accordance with Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed in all material respects to ensure that all material information concerning the Company and all of its Subsidiaries is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP. Except as disclosed in Section 3.5(f) of the Company Disclosure Letter, neither the current chief executive officer nor the current chief financial officer of the Company has become aware of, and neither the Company Board nor the audit committee of the Company Board nor, to the Knowledge of the Company, the Company’s auditors has/have been advised of, (i) any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” (each as defined in Public Company Accounting Oversight Board Auditing Standard 2) in the design or operation of the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting.

(g) Except as disclosed in Section 3.5(g) of the Company Disclosure Letter, each of the current principal executive officer and the current principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate in all material respects as of the date they were made, and none of such statements have been modified or withdrawn. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) To the Knowledge of the Company, since March 1, 2010, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from employees of the Company and its Subsidiaries regarding questionable accounting or auditing matters, have been received by the Company’s officers or directors. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since March 1, 2010 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief financial officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(i) Except as disclosed in Section 3.5(i) of the Company Disclosure Letter, all accounts receivable of the Company and its Subsidiaries (A) have been recorded in the Most Recent Balance Sheet in each case in accordance with GAAP and will be recorded in each of the Company’s subsequent consolidated balance sheets through the Closing Date (each of which will be delivered to Parent within ten days after the end of the month to which such balance sheet pertains) in each case in accordance with GAAP and (B) derive from bona fide sales transactions entered into in the ordinary course of business consistent with past practice. Except to the extent of any specific or general reserves recorded on the Most Recent Balance Sheet (and such subsequent consolidated balance sheets), such accounts receivable, net of such reserves and as presented in the Most Recent Balance Sheet (and such subsequent consolidated balance sheets), are and will be collectible in the aggregate amount thereof as set forth in the Most Recent Balance Sheet (and such subsequent consolidated balance sheets) and in the ordinary course of business consistent with past practice. No amount of such accounts receivable are or will be contingent upon the performance by the Company or any Subsidiary of any obligation or Contract. The values at which such accounts receivable, net of all reserves, are carried reflect the accounts receivable valuation policy of the Company which is consistent with its past practice and are in accordance with GAAP applied on a consistent basis. The Company has provided Parent with a list of all accounts receivable of the Company as of April 30, 2013, together with an aging of such accounts receivable as of May 1, 2013, both in the aggregate and by customer (0-30 days, 31-60 days, 61-90 days, and greater than 90 days).

(j) All inventory reflected in the Most Recent Balance Sheet consists of a quantity and quality usable and salable in the ordinary course of business consistent with past practice and is not obsolete, defective, damaged or slow moving, and is merchantable and fit for its intended use and, with respect to finished goods inventory, is being marketed in the ordinary course of business, subject only to the allowance for inventory obsolescence as reflected in the Most Recent Balance Sheet. All such inventory has been properly valued at the lower of cost or market, including the capitalization of labor and overhead costs, in accordance with GAAP, consistently applied. The Company has maintained established controls over the inventory and maintains in all material respects accurate perpetual records updated periodically for physical inventory accounts. Without limiting the generality of the foregoing provisions of this Section 3.5(j), all inventory is stored in a locked and secured facility and is not subject to unreasonable risk of theft. Except as disclosed in Section 3.5(j) of the Company Disclosure Letter, each of the Company and its Subsidiaries have replenished its respective inventories in a normal and customary manner consistent with past practice, and neither the Company nor any such Subsidiary has received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.

Section 3.6 Absence of Certain Changes. Since December 1, 2012, except as set forth in Section 3.6 of the Company Disclosure Letter, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, (b) there has not occurred any event, change or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any actions that if taken after the date of this Agreement would or reasonably could be expected to violate, be prohibited by or require consent under Section 5.1.

Section 3.7 No Undisclosed Material Liabilities. Except for (i) liabilities disclosed and provided for in the Most Recent Balance Sheet, (ii) the reasonable fees and expenses of the Company’s accountants and attorneys (including in connection with this Agreement), (iii) liabilities incurred in the ordinary course of business consistent with past practices since May 1, 2013, and (iv) liabilities set forth in Section 3.7 of the Company Disclosure Letter, neither the Company nor any Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.8 Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and, since March 1, 2009, has been in compliance with, and to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given verbal or written notice of any material violation of, any applicable Law or Order, except for failures to comply or violations that would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). Each of the Company and its Subsidiaries is in material compliance with the terms of all applicable Company Permits.

Section 3.9 Material Contracts.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a list (detailed by reference to the roman numerals of this Section) of each of the following Contracts to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries’ assets or properties is bound: (i) any Contract (other than this Agreement) that would be required by the rules and regulations of the SEC to be described in the Company SEC Documents or to be filed by the Company as an exhibit thereto; (ii) any Contract containing covenants of the Company or any of its Subsidiaries not to compete in any line of business, industry or geographical area in any manner or restricting the Company or any of its Subsidiaries from freely setting prices for its products (including “most favored customer” pricing provisions); (iii) any Contract which creates a partnership or joint venture or similar arrangement; (iv) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, trust deed or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP; (v) any Contract of guarantee, support, or assumption with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; (vi) any collective bargaining agreement or other labor union Contract, (vii) any Contract for the sale of any of its material assets, other than for inventory after the date hereof in the ordinary course of business consistent with past practice; (viii) any Contract that contains a put, call, collar, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person, but excluding any agreement related to any of the Options; (ix) any material settlement agreement or similar Contract and any settlement agreement or similar Contract with a Governmental Entity, in each case, to which the Company or any of its Subsidiaries is a party; (x) any Contract which contains a “change in control” clause or other similar provision which imposes any obligation on the Company, any Subsidiary or another party to such Contract upon or in connection with the execution of this Agreement or consummation of any of the Transactions; (xi) any Contract for consulting, and any Contract for or relating to the employment by it of any director, employee or officer or other type of Contract with any of its directors, employees or officers that is not terminable by it without cost or other liability, including any Contract requiring it to make a payment to any director, employee or officer as a result of the Merger, any Transaction or any Contract that is entered into in connection with this Agreement; (xii) any Contract that grants exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person or that limits or purports to limit in any material respect the ability of the Company or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material asset or business; (xiii) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing Options or Company Restricted Shares under the applicable Company Stock Plan provided or made available to Parent; (xiv) any other Contract in which its officers, directors, employees or stockholders or any members of their immediate families is directly or indirectly interested (whether as a party or otherwise); (xv) any Contract which reasonably could be expected to prohibit, impede or materially delay the consummation of the Merger or any of the other Transactions; (xvi) any License Agreement; (xvii) any Lease, and (xviii) any other Contract (other than this Agreement, purchase orders for the purchase of inventory in the ordinary course consistent with past practice, or agreements between the Company and any of its Subsidiaries or between any of the Subsidiaries) under which the Company and its Subsidiaries are obligated to make payments (whether fixed, contingent or otherwise) in excess of $50,000 during the life of the Contract. Each such Contract described in clauses (i)-(xviii) is referred to herein as a “Material Contract.”

(b) All Material Contracts are in written form or summarized in Section 3.9(b) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries is in material default under any Material Contract and no event has occurred with respect to the Company or any of its Subsidiaries or, to the Company’s Knowledge, with respect to any other contracting party, that (with or without the lapse of time or the giving of notice, or both) reasonably could be expected to (i) cause a material default under any Material Contract or (ii) give any party (1) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (2) the right to cancel or terminate any Material Contract. Each of the Material Contracts is, and after the consummation of the Transactions will continue to be, in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the Knowledge of the Company, the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought The Company has made available to Parent true and complete copies of each Material Contract, including all material amendments thereto.

(c) Section 3.9(c) of the Company Disclosure Letter lists each Material Contract that requires the consent, authorization or approval of, or notice to, any third party in connection with or as a result of the execution of this Agreement or the consummation of any of the Transactions.

Section 3.10 Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, and together with any schedules required to be filed with the SEC in connection therewith, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting and at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to the information supplied by Parent, Merger Sub or their Representatives for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

Section 3.11 Litigation. There are no material Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective assets or properties, or any officer, director or employee of the Company or any of its Subsidiaries in such capacity. Neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Order which has had or reasonably would be expected to have, in each case individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Labor Matters.

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state, foreign and local Laws affecting employment or employment practices,

including any such Law pertaining to terms and conditions of employment, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours and occupational safety and health, and neither the Company nor any of its Subsidiaries are engaged in any unfair labor practices with respect to its employees. Except as described in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any its Subsidiaries are or have been in the past four years subject to any pending or, to the Knowledge of the Company, threatened: (i) written notice or written claim asserting that the Company or any of its Subsidiaries are not in material compliance with any applicable Law respecting employment and employment practices, terms and conditions of employment, employment discrimination, worker classification, wages and hours, or occupational safety and health practices; (ii) unfair labor practice charge or complaint against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar foreign, state or local Governmental Entity; (iii) grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries; (iv) citation issued by the Occupational Safety and Health Administration or any other similar foreign, state or local Governmental Entity relating to the Company or any of its Subsidiaries; (v) claim submitted to a Governmental Entity or an investigation or other proceeding by a Governmental Entity, whether initiated by an employee or Governmental Entity, with respect to employment, terms or conditions of employment or working conditions, including any charges submitted to the Equal Employment Opportunity Commission or state employment practice agency, audits by the Department of Labor or state agency with respect to wages and hours of work or investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, or workers’ compensation claims; or (vi) claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the Company or any its Subsidiaries are or may be entitled to claim indemnification from the Company or any of its Subsidiaries, which in clauses (i) through (vi) had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received written notice during the past four (4) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of the Company and, to the Knowledge of the Company, no such investigation is in progress.

(b) There are no labor strikes, slow-downs, stoppages, disputes or other labor troubles pending or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such labor troubles or stoppages during the past four (4) years. Except as provided in Section 3.12(b) of the Company Disclosure Letter, neither any union claim or demand to represent employees of the Company or any of its Subsidiaries nor any labor organization activity or campaign with respect to employees of the Company or any of its Subsidiaries has occurred during the past four (4) years. Except for those Contract(s) (if any) detailed in Section 3.9(a)(vi) of the Company Disclosure Letter, there is no collective bargaining agreement or other labor union Contract binding on the Company or any of its Subsidiaries.

(c) Except as described in Section 3.12(c) of the Company Disclosure Letter: (i) no director, officer or employee of or consultant to the Company or any of its Subsidiaries (each, a “Service Provider”) are or will be subject to any contracts, written or unwritten, that specify a particular employment or service term or a minimum or committed level of compensation, or limit the Company’s or such Subsidiary’s right to terminate the employment or service relationship of such Service Provider with the Company or such Subsidiary; and (ii) neither the Company nor any of its Subsidiaries have or will have any contractual obligation (A) to provide any particular form or period of notice prior to termination, or (B) to pay any of such Service Providers any severance or termination benefits in connection with their termination of employment or service. To the Company’s Knowledge, none of the Service Providers has a present intention to terminate his, her or its employment or service with the

Company or any of its Subsidiaries, whether before, at or after the Closing, except for termination of services as Company directors at Closing as provided for in this Agreement. Neither the Company nor any of its Subsidiaries have any present intent to terminate the employment or service of any of the Service Providers prior to or at Closing. The Company has provided the Parent with a complete list of all Service Providers as of a date as close to the date of this Agreement as is practicable, which schedule sets forth for each Service Provider his or her name and job title, location of service, and the total amount of base salary, and any bonus, commissions or other compensation payable thereto. Except as set forth on Section 3.12(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are bound by any restriction as to the closing, downsizing or other workforce-related restructuring except for those existing pursuant to any mandatory Law.

(d) To the Company’s Knowledge, none of the executive officers or directors of the Company or any of its Subsidiaries has been in the past five (5) years: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) subject to any Order (not subsequently reversed, suspended, or vacated) of any Governmental Entity permanently or temporarily enjoining him or her from engaging in, or otherwise imposing limits or conditions on his engagement in, any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iii) found by a Governmental Entity in a civil action or by the SEC or the U.S. Commodity Futures Trading Commission or any foreign equivalents to have violated any securities, commodities, or unfair trade practices Law.

(e) Neither the Company nor any of its Subsidiaries have any material direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended). A properly completed Form I-9 is on file with respect to each employee of the Company or any of its Subsidiaries for which a Form I-9 is required to be maintained. The Company and each of its Subsidiaries have complied in all material respects with the Immigration and Nationality Act, as applicable to employees of the Company and each of its Subsidiaries.

(f) Within the past four (4) years, there has been no “mass layoff” or “plant closing” (within the meaning of the Worker Adjustment and Retraining Act (the “WARN Act”) or any similar foreign, state or local Law) by the Company or any of its Subsidiaries nor have there been employment losses sufficient in number to trigger any notice obligation thereunder within the past twelve (12) months.

(g) To the Company’s Knowledge, no current or former director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries is in violation of any term of any employment contract, nondisclosure agreement or noncompetition agreement with the Company or any of its Subsidiaries.

Section 3.13 Employee Compensation and Benefit Plans; ERISA.

(a) Section 3.13(a) of the Company Disclosure Letter contains a true and complete in all material respects list of each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other bonus, option, stock purchase, equity, phantom equity, stock appreciation right, incentive, deferred compensation, retirement, supplemental retirement, severance, salary continuation, pension, profit-sharing, savings, dependent care, employee assistance, fringe benefit, medical, dental, post-retirement welfare, retention, change in control, vacation, holiday, disability, death benefit or other benefit plan, contract, program or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen) which is or, during the past seven (7) years, has been sponsored, maintained, contributed to or participated in by the Company or any of its ERISA Affiliates or Subsidiaries for the benefit of current or former employees (or their beneficiaries or dependents), or under which the Company or any of its ERISA Affiliates or Subsidiaries have any liability with respect to any current or former employee (collectively, the “Company Plans”).

(b) The Company has delivered to Parent true and complete copies of (i): all documents describing each Company Plan, including all amendments thereto, and in the case of an unwritten Company Plan, a written description thereof; (ii) the current summary plan description (“SPD”) and each summary of material modifications thereto (“SMM”), but only to the extent the Company Plan is subject to the SPD requirement or SMM requirement; (iii) the three most recent annual reports (Form 5500 and all schedules thereto) filed with respect to each Plan, but only to the extent the Company Plan is required to file a Form 5500; (iv) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, to the extent such Company Plan is the subject of a determination or opinion letter; (v) all records, notices and filings with respect to any IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of Section 403 of ERISA; and (vi) any related trust agreements, custodial agreements, insurance contracts and policies, third party administrator contracts, vendor contracts, funding arrangements, audit reports, financial statements, actuarial valuation reports, annual reports and material communications; and (v) copies of any correspondence to and from the IRS, SEC, Pension Benefit Guaranty Corporation, Department of Labor or any foreign equivalent (or any agency thereof) relating to any material compliance issues with respect to any Company Plan.

(c) Neither the Company nor any of its ERISA Affiliates or Subsidiaries have ever (i) maintained, sponsored or contributed to any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code; (ii) contributed to or had any obligation to contribute to a “multiemployer plan”, as defined in Section 3(37) or ERISA; (ii) contributed to or had any obligation to contribute to a “multiple employer plan”, as described in Section 413(c) of the Code .

(d) To the Knowledge of the Company, no facts or circumstances exist that would jeopardize the qualified status of the Meade Instruments Corp. 401(k) Plan (“401(k) Plan”) or the tax-exempt status of the trust(s) created thereunder. The 401(k) Plan has been amended as required under the Code and ERISA, and applicable regulations thereunder, and as of the Closing Date there are no amendments to the 401(k) Plan that must be made for the 401(k) Plan to remain qualified under Section 401(a) of the Code. There has been no termination of the 401(k) Plan within the meaning of Section 411(d)(3) of the Code. To the extent a partial termination, within the meaning of Section 411(d)(3) of the Code, has occurred with respect to the 401(k) Plan, all affected participants became fully vested.

(e) The Meade Instruments Corporation Employee Stock Ownership Plan (“ESOP”) was terminated on July 11, 2008, and all assets held by the trust(s) created thereunder have been distributed to the appropriate ESOP participants. To the Knowledge of the Company, no facts or circumstances exist that would jeopardize the qualified status of the ESOP or the tax-exempt status of the trust(s) created thereunder. As of its termination date, the ESOP had been amended as required under the Code and ERISA, and applicable regulations thereunder.

(f) Other than the 401(k) Plan and the ESOP, to the Company’s Knowledge, neither the Company nor any of its ERISA Affiliates or Subsidiaries have ever maintained, sponsored or contributed to any other plan or arrangement that was or is intended to be qualified for tax-favored treatment under Section 401(a) of the Code.

(g) Neither the Company nor any of its ERISA Affiliates or Subsidiaries have any obligation to gross-up, indemnify or otherwise reimburse any person for any income, excise or other tax incurred by such person pursuant to any applicable federal, state, local or non-U.S. Law related to the collection and payment of Taxes.

(h) The Company and each of its ERISA Affiliates and Subsidiaries have performed all material obligations required to be performed by them under the Company Plans, including the payment of all benefits, contributions and premiums required by and due under the terms of each Company Plan or applicable Law. There are no material liabilities or obligations, including fines and penalties, with respect to any current Company Plans or other Company Plans previously maintained, sponsored or contributed to by the Company, an ERISA Affiliate or a Subsidiary or to which the Company, an ERISA Affiliate or a Subsidiary previously sponsored, contributed or had an obligation to maintain. With respect to any insurance policy or premium payment obligation, to the Company’s Knowledge, neither the Company nor any of its ERISA Affiliates or Subsidiaries shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

(i) No act, omission or transaction has occurred that would result in imposition on the Company, its ERISA Affiliates or its Subsidiaries of: (i) breach of fiduciary duty liability damages under Section 409 of ERISA; (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA; or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(j) To the Knowledge of the Company, each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is: (i) listed in Section 3.13(j) of the Company Disclosure Letter; and (ii) in compliance, in both form and operation, with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder; and no amounts paid or deferred under any such Company Plan is (or has been), or upon vesting or settlement will be, subject to the additional tax under Section 409A(a)(1)(B) of the Code. To the Knowledge of the Company, no participant in any such Company Plan (that is such a “nonqualified deferred compensation plan”) is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(k) There is no Contract or Company Plan to which the Company or any of its ERISA Affiliates or Subsidiaries is (or has been) a party that, individually or collectively, did (or would) give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

(l) Except as otherwise disclosed on Section 3.13(l) of the Company Disclosure Letter:

(i) To the Knowledge of the Company, the Company and each of its ERISA Affiliates and Subsidiaries are in compliance in all material respects with the provisions of applicable Law, including ERISA and the Code (or any similar applicable law of a country other than the United States), with respect to the Company Plans. The Company Plans are and have at all times been maintained, operated, and administered in compliance in all material respects with their terms and any related documents or agreements and the provisions of all applicable Law, including but not limited to ERISA and the Code.

(ii) There are no Actions pending or, to the Company’s Knowledge, threatened against the Company, any ERISA Affiliate, any Subsidiary, the Company Plans or the Company Plans’ fiduciaries with respect to the Company’s or any ERISA Affiliate’s or any Subsidiary’s maintenance of the Company Plans, other than routine claims for benefits payable in the normal operations of the Company Plans.

(iii) Neither the Company nor any ERISA Affiliate or Subsidiary or any fiduciary, trustee or administrator of any Company Plan has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Company Plan that would subject such Company Plan, a Company Plan fiduciary, the Company, any ERISA Affiliate or a Subsidiary to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. The assets of the Company or any ERISA Affiliate or Subsidiary are not, and the Company does not reasonably expect any of them to become, subject to a lien imposed under the Code or under Title I or Title IV of ERISA.

(iv) No Company Plan provides benefits, including without limitation, death or medical benefits, beyond termination of service or retirement other than: (A) coverage mandated by Law; or (B) death or retirement benefits under a Company Plan qualified under Section 401(a) of the Code. Each Company Plan may be unilaterally amended and/or terminated at any time by the Company. Neither the Company nor any of its ERISA Affiliates or Subsidiaries have communicated to any person any intention or commitment to modify any of the Company Plans or to establish or implement any other compensation plan, policy agreement or arrangement. Neither the Company nor any of its ERISA Affiliates or Subsidiaries have any obligation to provide health or other welfare benefits (whether or not insured) to any current or former employee (or dependent thereof) beyond the termination of employment (other than pursuant to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other applicable Law).

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment or other service): (A) result in or cause any payment (whether of severance pay or otherwise), acceleration of an obligation, forgiveness of indebtedness, vesting, distribution or increase in benefits with respect to any Company Plan or any current or former employee of the Company or any ERISA Affiliate or Subsidiary; (B) result in any breach or violation of, or a default under, any of the Company Plans, or cause any liability for Taxes or any reporting obligation under Section 409A of the Code; or (C) cause or result in a limitation (other than any limitation imposed by applicable Laws) on the right of the Company to amend or terminate any Company Plan. Parent acknowledges that, in the event the 401(k) Plan is terminated, participants in such plan will be vested to the extent required under Section 411(d)(3) of the Code. No Company Plan provides for “parachute payments” within the meaning of Section 280G of the Code.

(vi) None of the assets of any Company Plan are currently invested in any property constituting “employer real property” or an “employer security” with the meaning of Section 407 of ERISA.

(m) For purposes of this Section 3.13, the term “ERISA Affiliate” means (i) any corporation in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Company, (ii) any trade or business (whether incorporated or not) which is under common control with the Company (within the meaning of Section 414(c) of the Code), (iii) any member of an affiliated service group (within the meaning of Section 414(m) of the Code) that includes the Company or (iv) any other Person treated as an affiliate of the Company under Section 414(o) of the Code.

Section 3.14 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.14(b) of the Company Disclosure Letter contains a true and complete list of all material real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary (including the improvements thereon, the “Leased Real Property”). The Leased Real

Property constitutes all of the real property utilized in connection with the Company Business or the business of any of the Subsidiaries.

(c) The Company or one of its Subsidiaries has valid leasehold estates in all Leased Real Property, each free and clear of all Encumbrances, except Permitted Encumbrances. The Company or one of its Subsidiaries has exclusive possession of each Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business, true, correct and complete copies of which have been provided to Parent.

(d) Each Lease is in full force and effect and is valid and enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There is no material default under any Lease either by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company or any of its Subsidiaries thereunder. Neither the Company nor any of its Subsidiaries has assigned (collaterally or otherwise) or granted any other security interest in any of the Leases or any interest therein.

(e) To the Knowledge of the Company, there are no pending or threatened condemnation or eminent domain proceedings that affect any Leased Real Property. The Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Leased Real Property.

(f) The Company and each Subsidiary has good title to, or a valid and binding leasehold interest in, all of the material personal property owned or used by it, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter contains a complete and accurate list of (i) all registrations and applications for patents, copyrights and trademarks owned or filed by the Company or one of its Subsidiaries and (ii) all material unregistered trademarks, service marks, trade names and logos owned or used by the Company or any of its Subsidiaries. Section 3.15(a) of the Company Disclosure Letter also contains (under the heading, “Licensed Intellectual Property”) a complete and accurate list of (A) each license and other right granted by the Company or any of its Subsidiaries to any third party with respect to any Intellectual Property and (B) each license and other right granted by any third party to the Company or any of its Subsidiaries with respect to any Intellectual Property, in each case identifying the subject Intellectual Property and whether the license or right is granted to the Company or any Subsidiary from a third party or is granted by the Company or any Subsidiary to a third party; provided that such list does not include licenses arising from the purchase of “off the shelf” or other standard mass-sold products.

(b) The Company or one of its Subsidiaries exclusively owns all right, title, and interest in, or has the valid right to use pursuant to a license or otherwise, all Intellectual Property used in the operation of the Company Business (or in the operation of the business of one or more of the Subsidiaries) as presently conducted and as presently proposed to be conducted (the “Company Intellectual Property”), in each case free and clear of all Encumbrances. Neither the Company nor any of its Subsidiaries has violated, misappropriated or infringed the Intellectual Property of any other Person, except for any of the foregoing that have since been finally and conclusively resolved without further right to appeal. To the Knowledge of the Company, no other Person has violated, misappropriated or infringed any material Intellectual Property owned by the Company or any of its Subsidiaries.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Letter: (i) no claim has been brought or made in the last four (4) years (or, to the Knowledge of the Company, in the last six (6) years) challenging (A) the ownership of the Company or any of its Subsidiaries with respect to, or (B) the right of the Company or any of its Subsidiaries to use, or (C) validity of, any Company Intellectual Property; (ii) no claim has been brought or made in the last four (4) years (or, to the Knowledge of the Company, in the last six (6) years) opposing or attempting to cancel the Company’s or any Subsidiary’s rights in any Company Intellectual Property and, to the Company’s Knowledge, no valid ground exists for any such claim; and (iii) no material Company Intellectual Property owned by the Company or any of its Subsidiaries is scheduled or set to expire within five (5) years after the date of this Agreement, and, with respect to material Company Intellectual Property owned by a Third Party and licensed to or otherwise used by the Company or any of its Subsidiaries, neither the Company’s nor any Subsidiary’s right to use such Company Intellectual Property is scheduled or set to expire or terminate within five (5) years after the date of this Agreement.

(d) The Company and its Subsidiaries have taken all commercially reasonable steps to protect, preserve and maintain the Company Intellectual Property and to protect, preserve and maintain the secrecy and confidentiality of all of the trade secrets and confidential information of the Company and of any Subsidiary. All current employees, consultants and independent contractors of the Company or any Subsidiary, and any former employees, consultants and independent contractors engaged in the active development or creation of Company Intellectual Property have executed and delivered to the Company or such Subsidiary a Contract regarding the protection (for the benefit of the Company or such Subsidiary) of such proprietary information and the assignment of Company Intellectual Property to the Company or such Subsidiary. No director, officer, employee, agent or representative of the Company or any Subsidiary owns or holds, directly or indirectly, any interest in any of the Company Intellectual Property. The transactions contemplated by this Agreement shall have no adverse effect on the Company’s right, title and interest in and to the Company Intellectual Property or any of it.

Section 3.16 Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, resulted in material liability to the Company or any of its Subsidiaries, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and possesses and complies, and is in compliance with all applicable Environmental Permits required under such Laws to operate as it currently operates; and (ii) neither the Company nor any Subsidiary has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law, concerning any release or threatened release of Materials of Environmental Concern at any location owned or occupied by the Company or any Subsidiary at any time except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity without further obligations or liability for the Company or any Affiliate thereof. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Releases of Materials of Environmental Concern have occurred and no Person has been exposed to any Materials of Environmental Concern at, from, in, to, on, or under any Site and no Materials of Environmental Concern are present in, on, about or migrating to or from any Site that could result in a material liability to the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective predecessors nor any entity previously owned by the Company, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Materials of Environmental Concern to any off-Site location which has or could result in a material Liability to the Company or any of its Subsidiaries.

Section 3.17 Taxes.

(a) The Company and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them; all such Tax Returns are correct and complete in all material respects; and all material Taxes due and payable by the Company or any Subsidiary have been timely paid to the appropriate Governmental Entity. Neither the Company nor any of its Subsidiaries has received written notice (or, to the Knowledge of the Company, any notice not in writing) of any claim made by any Tax authority or other Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is required to file Tax Returns or pay Taxes to that jurisdiction.

(b) There is no audit, assessment, examination, or other Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any material Tax. There is no material Tax deficiency or assessment outstanding, assessed or proposed against the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c) The unpaid Taxes of the Company and each Subsidiary did not, as of the date of the Most Recent Balance Sheet, exceed by any material amount the accrual or reserve for Taxes (excluding any accrual or reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Most Recent Balance Sheet (rather than in any notes thereto). Since the date of the Most Recent Balance Sheet, neither the Company nor any Subsidiary has incurred any liability for material Taxes outside the ordinary course of business or inconsistent with past custom and practice.

(d) The Company and each Subsidiary is properly classified as a corporation for U.S. federal income tax purposes, and has been since its inception.

(e) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any of (A) any change in method of accounting under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (B) installment sale or open transaction dispositions made on or prior to the Closing, (C) written and legally binding agreement with a Governmental Entity relating to Taxes, and (D) prepaid amount received on or prior to the Closing Date or (E) election pursuant to Section 108(i) of the Code.

(f) Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict in any material respect with the Tax Laws and regulations on transfer pricing in any relevant jurisdiction.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or similar arrangement.

(h) Each of the Company and its Subsidiaries has duly and timely withheld and timely remitted to the appropriate Tax authority or other Governmental Entity all material Taxes required to have been withheld and remitted under applicable Law.

(i) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has any Knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any material Encumbrances on the assets of the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(k) Neither the Company nor any of its Subsidiaries has participated in a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(l) There are no Contracts, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Sections 162(m), 280G or 404 of the Code.

(m) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n) Neither the Company nor any of its Subsidiaries has any material deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign Law) or any material excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19.

(o) Neither the Company nor any of its Subsidiaries is or ever has been a United States real property holding corporation (as that term is defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(p) Except as provided in Section 3.17(p) of the Company Disclosure Letter, none of the net operating losses of the Company or any of its Subsidiaries are limited under Section 382 of the Code, and none of the excess credits, net capital losses and foreign tax credits, if any, of the Company or any of its Subsidiaries are limited under Section 383 of the Code.

(q) Neither the Company nor any of its Subsidiaries has distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 of the Code.

(r) The Company does not have any agreements for Tax holidays or incentives of the Company’s non-U.S. Subsidiaries as in effect as of the date hereof.

(s) The Company has delivered to Parent correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company or any of its Subsidiaries since January 1, 2008.

Section 3.18 Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing, a copy of which will be provided to Parent upon receipt thereof by the Company) of Marshall & Stevens Incorporated dated as of May 16, 2013, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Shares is fair, from a financial point of view, to such holders, excluding Parent and its Affiliates. The Company has provided to Parent accurate and complete copies of all agreements with the above-referenced entity.

Section 3.19 Brokers or Finders. Except for Marshall & Stevens Incorporated, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.20 State Takeover Statutes. Assuming the accuracy of the representation and warranty set forth in Section 4.4, the action of the Company Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 3.21 Insurance. With respect to each insurance policy that is material to the Company or any of its Subsidiaries that is currently in place, neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) of any such policy and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default or would permit termination or modification, under the policy. The Company’s insurance policies protect the Company’s and its Subsidiaries’ properties from losses and risks in a manner reasonable for its and their respective assets and properties. Except as set forth on Section 3.21 of the Company Disclosure Letter, there is no material claim pending under any of such policies as to which coverage has been denied or disputed or reserved by the underwriters of such policies.

Section 3.22 Related Party Transactions. Except as set forth in the Specified Company SEC Documents, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Shares or any current or former director, officer, employee or Affiliate of the Company or any of its Subsidiaries, or to any member of the Immediate Family or Affiliates (including any trusts established for the benefit of such Immediate Family members) of any of the foregoing, and no such Person has any interest in any such Contract, transaction or other arrangement, except (a) for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice and (b) for any such transactions that would not be required to be disclosed in the Specified Company SEC Documents pursuant to the rules and regulations promulgated under the Exchange Act.

Section 3.23 Illegal Payments, etc. In the conduct of their respective businesses, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents, has given, or agreed to give, any gift, contribution or payment that is illegal under applicable Law to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable Law, or reimbursed any political gift or contribution that is or was illegal under applicable Law made by any other Person, to any candidate for federal, state, local or foreign public office. Without limiting the generality of the foregoing provisions of this Section 3.23, the Company, its Subsidiaries and the respective employees, contractors, agents and representatives of any of them at all times have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended.

Section 3.24 Top Customers and Suppliers. Section 3.24 of the Company Disclosure Letter sets forth a true, correct and complete list of the names of the twenty-five largest customers of the Company and its Subsidiaries on a consolidated basis (as measured by gross revenue per customer for the fiscal year of the Company ended February 28, 2013) (the “Top Customers”) and the twenty largest vendors and suppliers of the Company and its Subsidiaries on a consolidated basis (as measured by total purchases per vendor for products or services for the fiscal year of the Company ended February 28, 2013 (the “Top Suppliers”). Section 3.24 of the Company Disclosure Letter also sets forth a true, correct and complete list of the fifty largest customers of the Company and its Subsidiaries on a consolidated basis (as measured by gross revenue per customer for the fiscal year of the Company ended February 28, 2013) setting forth (on a month to month basis) the Company’s gross revenue generated by each such customer during the fiscal year of the Company ended February 28, 2013. Since May 1, 2013: (a) no Top Customer or Top Supplier has discontinued its relationship with the Company or has notified the Company or any of its Subsidiaries in writing that such Top Customer or Supplier intends to discontinue such relationship; and (b) no Top Customer or Top Supplier has changed its relationship with the Company or any of its Subsidiaries in a manner that materially and adversely affected (or reasonably could be expected to materially and adversely affect) the Company or any of its Subsidiaries or has notified the Company or any of its Subsidiaries in writing that such Top Customer or Supplier intends to change such relationship in a manner which the Company reasonably believes could be expected to materially and adversely affect the Company or any of its Subsidiaries. To the Knowledge of the Company, no such Top Customer or Top Supplier has any plans to discontinue such relationship or to otherwise change such relationship in a manner which reasonably could be expected to materially and adversely affect the Company or any of its Subsidiaries.

Section 3.25 Rebates and Discounts. Since March 1, 2012, except as set forth on Section 3.25 of the Company Disclosure Letter, neither the Company nor any Subsidiary has engaged in rebate, discount, advance sale programs, volume discounts, or other programs or arrangements (such as arrangements to sell to customers products or services in excess of such customers’ reasonable foreseeable requirements) with its respective customers which (a) are outside the ordinary course of business or (b) could otherwise reasonably be expected to result in such customers reducing, temporarily or permanently, their purchases of services and products from the Company or any Subsidiary.

Section 3.26 Books and Records. The respective books of account and other financial records of the Company and its Subsidiaries are true, correct and complete in all material respects and represent actual, bona fide transactions. The respective minute books of the Company and its Subsidiaries are true, correct and complete in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing as follows:

Section 4.1 Organization; Ownership of Merger Sub. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns directly all of the issued and outstanding voting securities of the Merger Sub.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole equity owner of Merger Sub, and no other formal action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, any foreign antitrust, competition or merger control Laws of China, the HSR Act, Nasdaq regulations or the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation, bylaws or other similar organizational documents of Parent and Merger Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (other than as may be required under applicable Law, which will be made (in the case of any required filing) or obtained by Parent prior to the Closing), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other instrument or obligation to which Parent or any of its subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective properties or assets may be bound or (d) violate any Order or Law applicable to Parent, any of its subsidiaries (including Merger Sub) or any of their properties or assets, except in the case of clause (b), (c) or (d) where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4 Ownership of Common Stock. Neither Parent nor any of its subsidiaries (including Merger Sub) is, and at no time during the last three years has Parent or any of its subsidiaries (including Merger Sub) been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of its subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement) in excess of 5% of the Company’s outstanding Common Stock.

Section 4.5 Information for Proxy Statement. None of the information supplied at the Company’s request by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy

Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact that is necessary in order to make the statements made in such Parent or Merger Sub-supplied information, in light of the circumstances under which such statements are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub make any representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its subsidiaries which is contained in (or required to be contained in) the Proxy Statement or any other materials supplied by or on behalf of the Company to its stockholders in connection with any of the Transactions.

Section 4.6 Sufficient Funds. Parent and/or Merger Sub have as of the date hereof, or will immediately prior to the Effective Time have, sufficient funds available to finance and consummate all of their Transaction obligations that are required by Article II above.

Section 4.7 Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.8 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Parent or Merger Sub in connection with any of the Transactions.

Section 4.9 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions (including any financing), Merger Sub has not incurred, and prior to the Effective Time will not have incurred any material obligations or liabilities, and has not engaged, and prior to the Effective Time will not have engaged, directly or indirectly through any Affiliate, in any material business or activities of any type or kind whatsoever or entered into any material agreements or arrangements with any Person or entity.

Section 4.10 Disclaimer of Warranties. In connection with any investigation by Parent and Merger Sub of the Company and its subsidiaries, Parent and Merger Sub have received or may receive from the Company and/or its subsidiaries and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Sub shall have no claim against anyone with respect thereto. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty in this Agreement with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Nothing herein is intended, or shall be construed, to limit Parent’s rights or remedies arising in connection with any fraud or breach of this Agreement by the Company.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. Except (a) as expressly provided by this Agreement, (b) as required by Law or (c) as consented to by Parent after the date of this Agreement and prior to the Effective Time (which consent shall not be unreasonably withheld, conditioned or delayed, except in the case of clauses (i)(C), (ii), (iii), (iv), (vi), (x), (xi), (xii), (xiii) and (xv) of this Section 5.1 below), the Company covenants as follows:

(i) the Company and its Subsidiaries will conduct business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall (A) preserve its business organizations intact, (B) use commercially reasonable efforts to maintain its existing relationships with customers, suppliers, employees, creditors and business partners, to keep available the services of its present officers and employees and to manage its working capital (including the payment of accounts payable and the receipt of accounts receivable), and (C) (i) file all Tax Returns required to be filed by it and pay all of its debts and Taxes when due and (ii) pay or perform its other liabilities when due, in each case, subject to good faith disputes over such debts, Taxes or liabilities;

(ii) the Company and its Subsidiaries will secure, safeguard and protect all inventory and minimize the risk of theft or other loss of or damage to any such inventory, provided that this clause (ii) shall not prohibit the Company or any of its Subsidiaries from engaging in the sale of inventory in the ordinary course of business to customers consistent with past practice;

(iii) the Company will not amend its Company Charter Documents and no Subsidiary will amend its Subsidiary Charter Documents;

(iv) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than by and among the Company and its Subsidiaries); (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, puts, collars, commitments or rights of any kind to acquire or sell (or stock appreciation rights with respect to), any shares of capital stock of the Company or any of its Subsidiaries (including treasury stock), other than in respect of the shares of the Company’s capital stock reserved for issuance on the date of this Agreement pursuant to the exercise of Options outstanding on the date of this Agreement or the vesting of Company Restricted Shares, (C) split, combine or reclassify the Shares or any outstanding capital stock of any of the Subsidiaries, or (D) redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock;

(v) except as required by applicable Law or under the terms of any Company Plan, the Company will not (A) make any changes in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or other Persons providing management services (other than increases in wages in the ordinary course of business and consistent with past practice to employees of the Company or its Subsidiaries who are not officers, directors or Affiliates of the Company), (B) adopt, enter into or amend (including acceleration of vesting) any employment, severance, consulting, termination, deferred compensation or other employee benefit agreement (collectively, “Employment Agreements”) including, without limitation, any Company Plan, (C) make any loans (other than travel and payroll advances to non-officer employees in the ordinary course of business consistent with past practice) to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Plan or otherwise, (D) take (or omit to take) any action which would reasonably be expected to result in a “good reason”, “constructive termination”, or similar event, for purposes of any Employment Agreement;

(vi) except as required by applicable Law or under the terms of any Company Plan, the Company will not (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan or agreement to any officer, director, employee or Affiliate, other than in the ordinary course of business consistent with past practice, (B) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, or (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company Plan, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant;

(vii) neither the Company nor any of its Subsidiaries will, (A) incur or assume any long-term or short-term Indebtedness (other than drawing down any amounts under the Credit Facility in the ordinary course of business consistent with past practice), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any other Person or enter into any material commitment or transaction (including, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate);

(viii) neither the Company nor any of its Subsidiaries will make or authorize any capital expenditure(s) other than capital expenditures that do not exceed, in the aggregate for the Company and all of its Subsidiaries, $20,000.00;

(ix) neither the Company nor any of its Subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations, other than the payment, discharge, waiver, settlement or satisfaction of any such rights, claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements);

(x) neither the Company nor any of its Subsidiaries will (A) change any of the accounting methods used by it or any of its methods of reporting income or deductions for Tax purposes unless required by a change in GAAP or Law, (B) settle any material Tax claim, assessment, audit or investigation, (C) consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment, (D) make, revoke or change any Tax election, (E) request a Tax ruling, (F) amend any Tax Return or (G) file any Tax Return in a manner that is materially inconsistent with past custom and practice with respect to the Company or any of its Subsidiaries unless required by applicable Law;

(xi) neither the Company nor any of its Subsidiaries will adopt or approve a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement);

(xii) neither the Company nor any of its Subsidiaries will acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (other than inventory in the ordinary course of business consistent with past practice), securities, properties, interests or businesses;

(xiii) neither the Company nor any of its Subsidiaries will transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, securities, properties, interests or businesses, other than the sale of inventory in the ordinary course of business consistent with past practice;

(xiv) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries will (A) amend, supplement, or terminate any Material Contract or (B) enter into any Contract that would have been required to be disclosed in Section 3.9(a) or Section 3.9(b) of the Company Disclosure Letter as a Material Contract had it been entered into prior to the date hereof;

(xv) neither the Company nor any of its Subsidiaries will place or allow the creation of any material Encumbrance (other than a Permitted Encumbrance) on any of their respective assets and properties;

(xvi) neither the Company nor any of its Subsidiaries will initiate or settle any material Action, including any Action under or pursuant to any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law;

(xvii) neither the Company nor any of its Subsidiaries will take any action that would give rise to a claim under the WARN Act or any similar foreign, state or local Law because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act or such foreign, state or local Law;

(xviii) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

Section 5.2 No Solicitation by the Company.

(a) General Prohibitions. Neither the Company Board, the Company nor any of its Subsidiaries shall, nor shall the Company Board, the Company or any of its Subsidiaries authorize or direct any of its or their Representatives to: (i) solicit, initiate or knowingly take any action to facilitate or encourage (including by way of furnishing information) the submission of any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (ii) enter into, engage in or otherwise participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries (except as required by Law) to, or otherwise cooperate with any Third Party that has made, or, to the Knowledge of the Company, is considering making, an Acquisition Proposal (except to provide notification of or disclose the existence of the provisions of this Section 5.2(a)); (iii) make an Adverse Recommendation Change; (iv) enter into any agreement-in-principle (including any letter of intent or term sheet), merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (v) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Person (unless Company shall have first obtained the prior written consent of Parent to such waiver, termination, modification or failure to enforce); or (vi) resolve by action of the Company Board, publicly propose or agree to do any of the foregoing. For the purposes of this Agreement, an “Adverse Recommendation Change” shall occur if the Company Board (A) withholds, withdraws, qualifies or modifies (or publicly proposes or resolves to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger or (B) adopts, approves or recommends to the Company’s stockholders an Acquisition Proposal.

(b) Exceptions. Notwithstanding Section 5.2(a) or any other provision of this Agreement, at any time prior to obtaining the Stockholder Approval:

(i) (A) the Company may (1) engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or would reasonably be expected to result in or lead to, a Superior Proposal, and (2) thereafter furnish or make available to such Third Party and its Representatives and financing sources non-public information relating to the Company and any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party on terms and conditions substantially the same as those contained in that certain confidentiality letter agreement dated January 17, 2013 by and between the Company and Meade Instruments Europe GmbH & Co. KG (the “Confidentiality Agreement”) and which permits the Company to comply with the terms of this Section 5.2 (including this subsection (b)); provided, that (x) the Company shall notify Parent promptly (but in no event later than one (1) Business Day) after receipt by the Company of any Acquisition Proposal indicating, in connection with such notice or proposal, the material terms and conditions thereof, including the identity of the party making such proposal, and a copy of any documents submitted therewith and (y) furnish to Parent and Merger Sub concurrently with the furnishment of such information to such person any information that has not previously been furnished to Parent and Merger Sub;

(B) the Company Board may make an Adverse Recommendation Change following the receipt of any bona fide, unsolicited written Acquisition Proposal in accordance with this Section 5.2(b)(i), which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) to constitute a Superior Proposal; provided, however, that: (1) the Company shall provide Parent with five (5) Business Days (the “Notice Period”) prior written notice of its intention to do so; (2) during the applicable notice period, (x) if requested by Parent, the Company shall engage in good faith negotiations with Parent, and the Company shall use best efforts to cause its financial advisors and outside legal counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate), (y) the Company shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether such Acquisition Proposal continues to constitute a Superior Proposal, and (z) any material amendment to the terms of such Superior Proposal shall require a new notice pursuant to this Section 5.2(b) and a new Notice Period; and (3) prior to, and as a condition of entering into any Contract for such Acquisition Proposal, the Company shall have terminated this Agreement in accordance with Section 8.1(d) and paid the Termination Fee in accordance with Section 8.2(b). After delivery of such written notice pursuant to the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms and conditions of any such Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Superior Proposal); and

(C) Subject to prior compliance with Section 5.2(b)(i)(A), Section 5.2(b)(i)(B) and Section 8.2(b), the Company may terminate this Agreement if the Company promptly enters into a bona fide written and signed agreement-in-principle (including any letter of intent or term sheet), merger agreement, acquisition agreement, option agreement or other similar agreement with respect to such Superior Proposal.

Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9, Item 1012 of Regulation M-A or Rule 14e-2 under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would create a breach of its fiduciary duties under applicable Law. Any such disclosure that does not affirm the Company Recommendation shall be deemed to constitute an Adverse Recommendation Change.

(c) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means an Acquisition Proposal (except all references in the definition hereunder of “Acquisition Proposal” to “15%” shall be replaced by “50%”) which did not result from or arise in connection with a breach of this Section 5.2 by the Company Board or the Company or any of its Representatives and which the Company Board determines in good faith, after considering the advice of outside legal counsel and its financial advisors and taking into account all the terms and conditions of such Acquisition Proposal, (i) if accepted by the Company, is reasonably likely to be consummated promptly with cash on hand or non-contingent financing that would reasonably be expected to be available to the Person making the Acquisition Proposal, and (ii) would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Merger.

(d) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and direct its and their respective Representatives to, (i) cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and/or its representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal, (ii) immediately revoke or withdraw access of any Person other than Parent and its Representatives to any data room (virtual or actual) or other location containing non-public information with respect to the Company or its Subsidiaries previously furnished and request from such Persons the prompt return or destruction of all such non-public information, and (iii) take such action as is necessary to enforce any confidentiality or “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary.

Section 5.3 SEC Filing Covenant. From the date hereof until the Effective Time, the Company shall file all Company SEC Documents required to be filed by the Company. The Company warrants that each such Company SEC Document (i) shall be filed on a timely basis, including any applicable extensions of time to file, and (ii) shall comply, when filed, as to form and content in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, each as in effect on the date filed.

Section 5.4 Section 16 Matters. Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) by any executive officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.5 Tax Matters. The Company shall prepare or cause to be prepared and file (or cause to be filed) all Tax Returns of the Company and its Subsidiaries that become due on or before the Closing Date, and the Company shall be responsible for the payment of the amounts indicated thereon. All such Tax Returns shall be prepared in accordance with past practices (except as otherwise required by Law). A copy of each such Tax Return shall be provided to Parent for its review and approval at least thirty (30) days prior to its filing date or, if due within (30) days of the date of this Agreement, one (1) Business Day after the date of this Agreement.

Section 5.6 Dissolution of Certain Subsidiaries. Prior to the Effective Time, the Company shall cause (i) the winding up and dissolution of the following Subsidiaries and (ii) each such Subsidiary to surrender its right to do business in all jurisdictions in which such Subsidiary is registered to do business (such windings up, dissolutions and surrenders to be effective no later than the Effective Time): (i) Coronado Instruments, Inc.; and (ii) Simmons Outdoor Corporation.

Section 5.7 Indemnification; Advancement; Insurance.

(a) Subject to the last sentence of this Section 5.7(b), for a period of six years following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, comply with all obligations of the Company that were in existence or in effect as of the Effective Time, under Law, its certificate of incorporation, bylaws or by contract, in each case relating to the exculpation, indemnification and advancement of expenses to any current or former officer or director of the Company or any of its Subsidiaries or any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). Each Indemnified Person, and his or her heirs and legal representatives, is intended to be a third party beneficiary of this Section 5.7 and may specifically enforce its terms. This Section 5.7 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or any of its Subsidiaries, under the Company’s or any such Subsidiary’s certificate of incorporation, bylaws or other organization documents or otherwise under applicable Law. From and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are materially the same as those contained in Exhibits A and B hereto, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by applicable law; provided, however, that if the Company is merged or converted into or otherwise reorganized as a limited liability company, then the operating agreement of such limited liability company shall contain provisions with respect to exculpation, advancement of expenses and indemnification that are materially the same as those contained in Exhibits A and B hereto.

(b) For a period of six years following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain policies of directors’ and officers’ liability “tail” insurance covering each Indemnified Person or other person in each case who is covered as of the date hereof by the officers’ and directors’ liability insurance policies of the Company with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least substantially the same coverage and amounts and containing terms that in the aggregate are not materially less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect as of the date hereof (the “Current Policy Coverage”); provided, however, that in no event shall the Surviving Corporation be required to expend in the aggregate for such tail insurance in excess of 300% of the annual premium paid by the Company for its directors’ and officers’ liability insurance in effect for the year that includes the date of this Agreement (the “Maximum Amount”); provided, further, that if the annual premium required to provide the foregoing insurance would exceed the Maximum Amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide a policy that the Surviving Corporation reasonably believes has the most advantageous coverage as reasonably may be purchased by the Surviving Corporation for an aggregate premium not exceeding the Maximum Amount. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may, without Parent’s prior consent, purchase a “tail” prepaid policy on the Current Policy Coverage at a cost per year covered for such tail policy not to exceed the Maximum Amount, so long as such “tail” policy satisfies the provisions of this Section 5.7(b).

Section 5.8 Termination of 401(k) Plan. The Company and any applicable ERISA Affiliates shall take such actions as are necessary to: (a) adopt amendments to the 401(k) Plan required to be adopted in accordance with the Code to reflect qualification requirements that apply as of the date of termination of the 401(k) Plan; (b) terminate the 401(k) Plan effective as of the day immediately prior to the Merger; and (c) cause each affected participant in the 401(k) Plan to be fully vested in his or her account balance under the 401(k) Plan. The Company shall provide current and former employees notice of termination of the 401(k) Plan as required by applicable Law. The 401(k) Plan shall not be assumed or sponsored by Parent, Merger Sub or the Surviving Corporation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use all reasonable efforts to have the Proxy Statement cleared by the SEC, and promptly thereafter to be disseminated to all of the holders of the Shares, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation. Prior to filing the Proxy Statement (or any related documents) with the SEC, the Company will provide Parent with a reasonable opportunity to review and comment thereon.

(b) Parent and Merger Sub will provide for inclusion, or incorporation by reference, in the Proxy Statement all reasonably required information regarding Parent and Merger Sub upon request. Parent and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, or any amendment or supplement thereto (other than amendments or supplements thereto in compliance with Section 5.2), before such is filed with the SEC. In addition, the Company will provide Parent and its counsel with (i) any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and (ii) the reasonable opportunity to review and comment on such comments.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2 Stockholders Meeting.

(a) Subject to the ability of the Company to terminate this Agreement in accordance with the terms of Section 8.1(d), the Company shall, as soon as reasonably practicable after the date of this Agreement, in accordance with applicable Law, the Company Charter Documents and the rules of the NASDAQ Stock Market, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (the “Special Meeting”) for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement. Subject to the ability of the Company Board to effect an Adverse Recommendation Change in accordance with Section 5.2, the Company Board shall (i) recommend approval and adoption by the Company’s stockholders of this Agreement, the Merger and the other Transactions, (ii) use all reasonable efforts to obtain the Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

(b) Subject to the ability of the Company to terminate this Agreement in accordance with the terms of Article VIII, at the Special Meeting the Company shall, through the Company Board, make the Company Recommendation unless there has been an Adverse Recommendation Change made in accordance with Section 5.2. Notwithstanding any Adverse Recommendation Change, the Company shall take all reasonable lawful action to solicit the Stockholder Approval.

Section 6.3 Reasonable Efforts.

(a) Except as otherwise set forth in this Agreement, prior to the Closing, Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under any applicable Laws or this Agreement to consummate and make effective the Transactions as promptly as reasonably practicable following the execution of this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing and filing all information required, if any, under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all commercially reasonable efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that reasonably would be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b) Prior to the Closing, each party hereto shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to and provide the other parties hereto (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Affiliate of any such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to effect such transfers.

(c) The Company and Parent shall take all reasonable actions necessary to file, as promptly as practicable, but in any event no later than twenty (20) Business Days after the date of this Agreement, any required notifications under the HSR Act or foreign equivalent and to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the DOJ for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.

(d) Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all reasonable efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d). Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e) For the avoidance of doubt, a party’s reasonable efforts shall not be deemed or interpreted to include: (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or disposition of businesses, product lines or assets of such party or any of its Subsidiaries or other Affiliates or (ii) in the case of Parent or Merger Sub, the taking of (or committing to take) actions that would be expected to limit Parent’s or any of its Subsidiaries’ or Affiliates’ freedom of action with respect to, or its or any of their ability to retain, one or more of the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries or other Affiliates.

Section 6.4 Notification of Certain Matters.

(a) During the period prior to Closing or any earlier termination of this Agreement in accordance with Article VIII, the Company shall promptly notify Parent in writing of any of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would or reasonably could be expected to cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement, and/or (ii) any material breach of any covenant, obligation or other agreement of the Company in this Agreement, in each case (of any of the foregoing clauses (i) and (ii)) that would make the timely satisfaction of any condition set forth in Article VII impossible or reasonably unlikely or that has had or could reasonably be expected to have a Material Adverse Effect. No notification given to Parent pursuant to this Section 6.4 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(b) During the period prior to Closing or any earlier termination of this Agreement in accordance with Article VIII, Parent shall promptly notify the Company in writing of any of (i) any representation or warranty made by Parent in this Agreement becoming untrue or inaccurate, and (ii) any material breach of any covenant, obligation or other agreement of Parent or Merger Sub in this Agreement, in each case (of any of the foregoing clauses (i) and (ii)) that would make the timely satisfaction of any condition set forth in Article VII impossible or reasonably unlikely. No notification given to the Company pursuant to this Section 6.4 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or Merger Sub contained in this Agreement.

Section 6.5 Access; Confidentiality.

(a) Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to (i) provide Parent and its Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement in accordance with this Agreement, reasonable access upon prior notice during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information (in each case, to the extent in the actual possession of the Company or its Subsidiaries) as any of such Persons may reasonably request, and (iii) instruct its employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as to be reasonably non-invasive and not to interfere unreasonably (x) with the conduct of the business of the Company and its Subsidiaries and (y) with the timely discharge by the Company’s and its Subsidiaries’ employees of their duties. The Company shall be entitled to have a Representative accompany Parent, Merger Sub and their respective Representatives at all times.

(b) Parent shall, and shall cause its Affiliates and Representatives, to hold any non-public information received from the Company, its Affiliates or Representatives, directly or indirectly, in accordance with the Confidentiality Agreement, and Parent shall use, and shall cause its Affiliates and Representatives to use, any non-public information received from the Company or any of its Affiliates or Representatives only for the purposes of considering or furthering the Transactions and in accordance with the Confidentiality Agreement. The Company shall hold, and shall cause its Affiliates and Representatives to hold, any non-public information received from Parent, Merger Sub or any of their respective Affiliates or Representatives, directly or indirectly, in accordance with the confidentiality provisions of that certain letter of intent dated February 28, 2013 by and between the Company and Meade Instruments Europe GmbH & Co. KG (an affiliate of Parent) (such letter of intent being the “Letter of Intent”), and Company shall use, and shall cause its Affiliates and Representatives to use, any non-public information received from Parent, Merger Sub or any of their respective Affiliates or Representatives only for the purpose of furthering the Transactions and in accordance with the Letter of Intent.

(c) Notwithstanding Section 6.5(a) or Section 6.5(b), neither the Company nor its Subsidiaries shall be required to provide access to or to disclose any information (i) where such access or disclosure reasonably would be expected to jeopardize the attorney-client privilege or work product privilege of the Company or any of its Subsidiaries or contravene any Law or (ii) to the extent that outside counsel to the Company advises that such access or disclosure should not be permitted or made in order to ensure compliance with any applicable Law.

(d) Parent agrees to indemnify, defend and hold the Company and its Subsidiaries harmless from any and all threatened or pending Actions or investigations and any and all liabilities, including reasonable costs and expenses for the loss, injury to or death of any Parent Representative, to the extent resulting directly from the intentional or negligent action of any of Parent or Parent’s Representatives during any visit to the business or property sites of the Company or its Subsidiaries.

Section 6.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company, except as either party reasonably believes, after receiving the advice of outside legal counsel and after informing the other party, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party, except pursuant to Section 5.2(b) or as such party reasonably believes, after receiving the advice of outside legal counsel and after informing all other parties to this Agreement, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.

Section 6.7 Certain Employee Matters.

(a) Contractual Rights. Parent and the Surviving Corporation shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, employees as may remain in existence following the Closing.

(b) Post-Closing Retention Plans. The Company shall reasonably cooperate with Parent in connection with implementing any retention plans or programs at the Company that would be contingent upon the Closing and would become effective immediately upon the Effective Time.

(c) No Third Party Beneficiaries. This Section 6.7 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contain herein, this Section 6.7 does not amend any provisions of any Company Plan or Parent Plan.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties hereto to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in writing in whole or in part by the Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained at the Special Meeting (including any adjournments and postponements thereof).

(b) Government Approvals. The waiting period (including any extension thereof), if any, applicable to the consummation of the Merger under the HSR Act or foreign antitrust, competition or merger control Law shall have expired or been terminated and all other material filings with or material permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any Governmental Entity required to consummate the Merger shall have been obtained or filed or shall have occurred.

(c) No Injunctions or Restraints. No Order or Law shall have been entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties to this Agreement shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(d) Court Proceedings. No Governmental Entity or other third party shall have instituted (or if instituted, shall not have withdrawn) any action, suit, proceeding, claim, arbitration or investigation wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent or restrain the consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation thereof; provided, however, that prior to invoking this condition, each party shall have complied with its obligations under Section 6.3.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or written waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than those contained in Section 3.4(b)) shall have been true and correct in all respects at and as of the date hereof and shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as have not, individually or in the aggregate, resulted in a Material Adverse Effect. The representations and warranties of the Company contained in Section 3.4(b) shall have been true and correct in all respects but de minimis at and as of the date hereof and shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects (or, with respect to any obligation or agreement qualified by materiality or Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, no event, development, change, circumstance or condition shall have occurred or exist prior to the Effective Time that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) FIRPTA Certificate. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)).

(f) Consents. The consents, waivers, approvals, authorizations and notices identified in Section 7.2(f) of the Company Disclosure Letter (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to Parent, and (iii) shall be in full force and effect.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or written waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or material adverse effect, in all respects) all obligations and agreements, and complied in all material respects (or, with respect to any obligation or agreement qualified by materiality or material adverse effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. No particular party hereto may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligations hereunder if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions pursuant to this Agreement, including the obligations of such party pursuant to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by the board of directors (or other governing body) of the terminating party (notwithstanding any Stockholder Approval), as follows:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger has not been consummated on or before September 15, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further, however, that if, prior to the Outside Date, Stockholder Approval has been obtained, then on September 30, 2013 the Company shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) even if it is in breach of any of the provisions of this Agreement unless (A) such breach is intentional or (B) the conditions to the Company’s obligations to close as set forth in Article VII have been satisfied or waived and the Company nevertheless declines or fails to close despite Parent’s and Merger Sub’s willingness to close;

(ii) a final and non-appealable restraining order, permanent injunction or other order issued by a Governmental Entity or other legal restraint or prohibition that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company, Parent or Merger Sub from consummating the Merger or any of the other Transactions provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable efforts to prevent the entry of such permanent injunction, including by satisfying its obligations under Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company if the breach of any Voting Agreement by any of the Stockholders is the primary cause of the failure to obtain the Stockholder Approval;

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred;

(ii) there shall have been a breach of Section 5.2;

(iii) any condition set forth (A) in Section 7.1 (excluding any condition set forth therein of a Governmental Entity’s requirements, whether in the form of a consent, approval or otherwise, that restrict or limit Parent from obtaining any of the funds necessary to consummate the transactions contemplated hereby), or (B) in any of Sections 7.2(c) through (f), shall become incapable of being fulfilled; or

(iv) there exists a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall be or have become untrue, in either case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty is or shall have become untrue; provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable in its entirety by the Company prior to the Outside Date, then the Parent may not terminate this Agreement under this Section 8.1(c)(iv) prior to the first to occur of fifteen (15) days following the receipt of written notice from the Parent to the Company of such breach or the Outside Date (it being understood that, notwithstanding the foregoing, the Parent may not terminate this Agreement pursuant to this Section 8.1(c)(iv) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or if such breach by the Company is cured by the end of such fifteen (15) day period or by the Outside Date, whichever is earlier) (it being further understood that the Company may not cure any breach of this Agreement, including any breach or inaccuracy in any of its representations and warranties herein, by adding disclosures to or otherwise modifying or amending the Company Disclosure Letter); or

(v) (A) all conditions to the Closing set forth in Sections 7.1 and 7.3 have been satisfied or waived (other than conditions that are only capable of being satisfied at the Closing), (B) the Company fails to consummate the Closing within five (5) Business Days following the date on which such conditions to the Closing were satisfied or waived (or, if the Outside Date (as such date may have been extended) is fewer than five (5) Business Days after the date on which such conditions (other than conditions that are only capable of being satisfied at the Closing) to the Closing were satisfied or waived, on the Outside Date (as such date may have been extended)) (other than conditions that are only capable of being satisfied at the Closing), (C) nothing has occurred that would cause, and no condition, event or circumstance exists that would cause, any of the conditions set forth in Sections 7.1 and 7.3 to fail to continue to be satisfied (unless waived) by the fifth Business Day following the date on which such conditions to the Closing were satisfied (or, if the Outside Date (if such date may have been extended) is fewer than five (5) Business Days after the date on which such conditions (other than conditions that are only capable of being satisfied at the Closing) to the Closing were satisfied, on the Outside Date (as such date may have been extended)) (other than conditions that are only capable of being satisfied at the Closing)) (it being understood, however, that Parent may waive satisfaction of any of the conditions set forth in Sections 7.1 and 7.2 at any time), and (D) Parent stood ready, willing and able to consummate the Closing during such period.

(d) by the Company, if:

(i) prior to receipt of the Stockholder Approval, the Company Board authorizes the Company to promptly enter into a bona fide written and signed agreement-in-principle (including any letter of intent), acquisition agreement, merger agreement or other agreement for the consummation of a Superior Proposal (provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(i) if it has breached any of the provisions of Section 5.2(a) or Section 5.2(b)(i));

(ii) there exists a breach of any representation, warranty, covenant or agreement on the part of Parent and/or the Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and/or the Merger Sub shall have become untrue, in either case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in Parent and/or Merger Sub’s representations and warranties or breach by Parent and/or Merger Sub is curable by Parent prior to the Outside Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(d)(ii) prior to the first to occur of fifteen (15) days following the receipt of written notice from the Company to Parent of such breach or the Outside Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or if such breach by Parent and/or Merger Sub is cured by the end of such fifteen (15) day period or by the Outside Date, whichever is earlier); or

(iii) (A) all conditions to the Closing set forth in Sections 7.1 (excluding any condition set forth therein of a Governmental Entity’s requirements, whether in the form of a consent, approval or otherwise, that restrict or limit Parent from obtaining any of the funds necessary to consummate the transactions contemplated hereby) and 7.2 have been satisfied or waived (other than conditions that are only capable of being satisfied at the Closing), (B) Parent fails to consummate the Closing within five (5) Business Days following the date on which such conditions to the Closing were satisfied or waived (or, if the Outside Date (as such date may have been extended) is fewer than five (5) Business Days after the date on which such conditions (other than conditions that are only capable of being satisfied at the Closing) to the Closing were satisfied or waived, on the Outside Date (as such date may have been extended)) (other than conditions that are only capable of being satisfied at the Closing), (C) nothing has occurred that would cause, and no condition, event or circumstance exists that would cause, any of the conditions set forth in Sections 7.1 (excluding any condition set forth therein of a Governmental Entity’s requirements, whether in the form of a consent, approval or otherwise, that restrict or limit Parent from obtaining any of the funds necessary to consummate the transactions contemplated hereby) and 7.2 to fail to continue to be satisfied (unless waived) by the fifth Business Day following the date on which such conditions to the Closing were satisfied (or, if the Outside Date (if such date may have been extended) is fewer than five (5) Business Days after the date on which such conditions (other than conditions that are only capable of being satisfied at the Closing) to the Closing were satisfied, on the Outside Date (as such date may have been extended)) (other than conditions that are only capable of being satisfied at the Closing) (it being understood, however, that the Company may waive satisfaction of any of the conditions set forth in Sections 7.1 and 7.3 at any time), and (D) the Company stood ready, willing and able to consummate the Closing during such period.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to and in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto except as set forth in this Section 8.2; provided, however, that the provisions of Section 6.5(b), Section 6.6, this Section 8.2, Article IX and Article X hereof and the provisions of the Confidentiality Agreement and the confidentiality provisions of the Letter of Intent shall survive such termination; and provided, further, that nothing herein shall be deemed to limit the liability of any party hereto for such party’s fraud in connection with this Agreement.

(b) Company Termination Fee.

(i) If this Agreement is terminated (A) by the Company (1) in accordance with Section 8.1(d)(i), or (2) in accordance with Section 8.1(b)(i) at any time after an Adverse Recommendation Change shall have occurred, or (B) by Parent (1) in accordance with Section 8.1(c)(i), Section 8.1(c)(ii), Section 8.1(c)(iii)(B), Section 8.1(c)(iv) or Section 8.1(c)(v), or (2) in accordance with Section 8.1(b) at any time after an Adverse Recommendation Change shall have occurred, then, immediately upon such termination, the Company shall pay to Parent in immediately available funds an amount equal to $250,000.00 (the “Company Termination Fee”).

(ii) In the event that (A) this Agreement is terminated under Section 8.1(b)(i) before an Adverse Recommendation Change shall have occurred but following receipt by the Company of an Acquisition Proposal, and (B) within nine (9) months after the date of such termination, the Company closes, with any party directly or indirectly involved with such Acquisition Proposal, any transaction covered by any of clauses (i) through (iii) of the definition herein of Acquisition Proposal, the Company shall pay to Parent the Company Termination Fee within three (3) days of such closing. For purposes of this Section 8.2(b)(ii) references in the definition of “Acquisition Proposal” to “15%” shall be replaced by “a majority.”

(iii) Except in the case of fraud or in the case of any breach of the Company’s confidentiality obligations hereunder or under the Letter of Intent or under the Confidentiality Agreement, the Company Termination Fee paid in accordance herewith shall be the sole and exclusive remedy of Parent and Merger Sub with respect to or arising from any termination of this Agreement pursuant to this Article VIII.

(c) Parent Termination Fee.

(i) If this Agreement is terminated by the Company in accordance with Section 8.1(d)(ii) or Section 8.1(d)(iii), and at such time the Company is not in breach of this Agreement, then within five (5) Business Days of written notice of termination from the Company, Parent shall pay to the Company in immediately available funds an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Parent Termination Fee”).

(ii) Except in the case of fraud or in the case of any breach of Parent’s and Merger Sub’s confidentiality obligations hereunder or under the Letter of Intent or under the Confidentiality Agreement, the Parent Termination Fee paid in accordance herewith shall be the sole and exclusive remedy of the Company with respect to or arising from any termination of this Agreement pursuant to this Article VIII or any breach by Parent or Merger Sub of this Agreement. In furtherance and not in limitation of the preceding sentence, except in the case of fraud or in the case of any breach of Parent’s and Merger Sub’s confidentiality obligations hereunder or under the Letter of Intent or under the Confidentiality Agreement, payment of the Parent Termination Fee shall preclude the Company from pursuing any other rights or remedies against Parent, Merger Sub or any Affiliate of either of them, including any equitable remedies or specific performance, relating to termination of this Agreement or any breach by Parent or Merger Sub of this Agreement. For the avoidance of doubt, in the event that the Parent Termination Fee is due to the Company, then the Company shall be entitled to only one such fee, even if the Company has multiple grounds for terminating this Agreement under or in accordance with Section 8.1(d)(ii) or Section 8.1(d)(iii).

(d) Other Costs and Expenses. Parent and the Company acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if either the Company or Parent fails promptly to pay any amount due pursuant to this Section 8.2, the Company or Parent, as applicable, shall also pay any reasonable costs and expenses (including attorneys’ fees) incurred by the Parent or the Company, as applicable, in connection with any Action to enforce this Agreement, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced Wall Street Journal prime rate from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers. This Agreement may be amended only by an instrument in writing signed by all of the parties hereto and may be amended by such parties at any time (including before or after the Stockholder Approval); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which under the DGCL requires further approval by such stockholders without obtaining such further approval. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the proviso of this Section 9.1 and the other requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.2 Expenses. Except as set forth in Section 8.2(d), all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3 prior to 5:00 p.m. (Irvine, California time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (Irvine, California time) on any date and earlier than 11:59 p.m. (Irvine, California time) on such date, (iii) one Business Day after being received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

if to Parent or Merger Sub, to: JOC North America LLC	if to the Company, to: Meade Instruments Corp.

621 Madison Street

Springdale, AR 72762

Attention: He Jian and Scott Roberts

Telephone No.: (866) 252-3811

Facsimile No.: (479) 717-2898

with a copy to:

Corporate Counsel Group LLP

1 Park Plaza, Suite 600

Irvine, California 92614

Attention: Matthew Waterman

Telephone No.: (949) 548-1790

Facsimile No.: (949) 548-1799

27 Hubble

Irvine, CA 92618

Attention: John A. Elwood

Telephone No.: (949) 451-1450

Facsimile No.: (949) 748-1604

with a copy to:

O’Neil LLP

19900 MacArthur Blvd., Suite 1050

Irvine, CA 92612

Attention: John D. Hudson

Telephone No.: (949)798-0500

Facsimile No.: (949) 798-0511

Section 9.4 Counterparts; Execution. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including electronic “pdf” copies) shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic transmission (including electronic “pdf” copies) shall be deemed to be their original signatures to this Agreement for any purpose whatsoever.

Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement), and the Confidentiality Agreement and the confidentiality provisions of the Letter of Intent constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. Except (i) as provided in Section 5.7 and (ii) from and after the Effective Time, the rights of stockholders of the Company to receive the Merger Consideration set forth in Article II, nothing herein, express or implied, is intended to or shall confer upon any Person, other than the parties to this Agreement and their permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties hereto agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws of the Laws of the State of Delaware.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law, in connection with a change of control or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any Affiliate thereof. Any attempted assignment in violation of this Section 9.8 shall be null and void ab initio. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 9.9 Consent to Jurisdiction.

(a) Each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the state and federal courts of the State of Delaware in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court, and (iv) consents to service of process being made through the notice procedures set forth in Section 9.3.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.9(b).

Section 9.10 Representations and Warranties. The representations and warranties made herein and in any document delivered pursuant hereto shall not survive beyond the Effective Time or a termination of this Agreement. This Section 9.10 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 9.11 Remedies. Except as otherwise provided in Article VIII, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity to such party, and the exercise by a party of one remedy will not preclude the exercise of any other remedy. Except in the case of fraud or intentional misrepresentation, in no event shall any party be liable for punitive or special damages. None of Parent’s or Merger Sub’s rights or remedies arising from or in connection with this Agreement or any other document or writing delivered by or on behalf of the Company in connection with this Agreement shall be affected by (a) any investigation (including without limitation any environmental investigation or assessment) conducted by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives or (b) any knowledge acquired (or capable of being acquired) by Parent, Merger Sub or any of their respective Affiliates or Representatives, at any time, whether so conducted or acquired (or capable of being acquired) before or after the execution and delivery of this Agreement.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section

401(k) Plan	Section 3.13(d)
Adverse Recommendation Change	Section 5.2(a)
Agreement	Preamble
Antitrust Laws	Section 6.3(d)
Certificate	Section 2.1(a)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.13(c)
COBRA	Section 3.13(l)(iv)
Company	Preamble
Company Board	Section 2.3(f)
Company Common Stock	Section 3.2(a)
Company Disclosure Letter	Article III
Company Intellectual Property	Section 3.15(a)
Company Permits	Section 3.8
Company Plans	Section 3.13(a)
Company Recommendation	Section 3.2(c)
Company Restricted Share	Section 2.3(b)
Company Restricted Share Consideration	Section 2.3(b)
Confidentiality Agreement	Section 3.28
Current Policy Coverage	Section 5.7(b)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.3
Employment Agreements	Section 5.1(iv)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(m)
ESOP	Section 3.13(e)
Excluded Shares	Section 2.1(b)
Financial Statements	Section 3.5(c)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3
Grant Date	Section 3.4(b)
HSR Act	Section 3.3
Indemnified Persons	Section 5.7(a)
IRS	Section 3.13(b)
Leased Real Property	Section 3.14(a)
Letter of Intent	Section 6.5(b)
Material Contract	Section 3.9(a)
Maximum Amount	Section 5.7(b)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble

Notice Period	Section 5.2(b)(i)(B)
Option Consideration	Section 2.3(a)
Options	Section 2.3(a)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Proxy Statement	Section 3.10
Restraints	Section 7.1(c)
Service Providers	Section 3.12(c)
SMM	Section 3.13(b)
SPD	Section 3.13(b)
Special Meeting	Section 6.2(a)
Stockholder Approval	Section 3.2(a)
Stockholders	Preamble
Superior Proposal	Section 5.2(c)
Surviving Corporation	Section 1.1
Termination Fee	Section 8.2(b)
Top Customers	Section 3.25
Top Suppliers	Section 3.25
Transactions	Section 3.2(a)
Uncertificated Shares	Section 2.1(a)
Valid Transfer	Section 2.2(b)
Voting Agreement	Recitals
WARN Act	Section 3.12(f)

Section 10.2 Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Acquisition Proposal” means, other than the Transactions, any offer or proposal from any Third Party relating to (i) any acquisition, purchase, lease or license, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company (other than in the ordinary course of business), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Entity.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Consideration” means the sum of all of the Merger Consideration, the Option Consideration and the Company Restricted Share Consideration required to be paid hereunder for all Shares, Options and Restricted Shares.

“Business Day” means any day other than a Saturday, Sunday or federal holiday.

“Company Business” means the business of the Company as presently conducted.

“Company Charter Documents” means the Certificate of Incorporation of the Company, as amended to date, and the Bylaws of the Company, as amended to date.

“Company SEC Document” means all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing).

“Company Stock Plans” collectively means (a) the Company’s Amended and Restated 1997 Stock Incentive Plan, (b) the Company’s Amended and Restated 2008 Stock Incentive Plan, and (c) the Stand-Alone Stock Option Agreement for Common Stock for Steven G. Murdock.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Credit Facility” means that certain Financing Agreement dated December 28, 2012 between the Company and Rosenthal & Rosenthal, Inc., a New York corporation.

“DGCL” means the General Corporation Law of the State of Delaware, as in effect as of the date hereof and at the Effective Time, as applicable.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

“DOJ” means the U.S. Department of Justice.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Materials of Environmental Concern including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Equity Interests” means all Shares, Company Restricted Shares, and Options (whether vested or unvested).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to any of the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and, in the case of Parent and Merger Sub, the due diligence investigation of the Company and its Subsidiaries.

“Immediate Family” means, with respect to any specified individual, such individual’s spouse, parents, children, and siblings, or any other relative of such individual that shares such individual’s home.

“Indebtedness” shall mean, with respect to the Company and its Subsidiaries, (i) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP, (iv) obligations for amounts drawn and outstanding under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (vi) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the foregoing items, (vii) any performance bonds, and (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Intellectual Property” means any United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, Internet domain names and trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) patentable inventions and discoveries, trade secrets, confidential information and know-how (including any of the foregoing pertaining to manufacturing and production processes and techniques, and research and development), (v) Internet domain names and rights pertaining thereto, and (vi) all other intellectual property, industrial property and proprietary rights of any kind or nature.

“Knowledge” means or has reference to, respectively, the knowledge after due inquiry of: (i) in the case of the Company, Steven Murdock and John Elwood; and (ii) in the case of Parent, the chief executive officer of Parent.

“Law” means any law, statute, code, ordinance, proclamation, regulation or rule of any Governmental Entity.

“Lease” means all leases, subleases and other agreements together with all amendments, extensions and renewals thereof under which the Company or any of its Subsidiary leases, uses or occupies, or has the right to use or occupy, any real property.

“License Agreement” means any Contract that is binding on the Company or any of its Subsidiaries and that provides for the grant of a license or other right with respect to or otherwise involving any Company Intellectual Property, except for commercially available off-the-shelf software.

“Material Adverse Effect” means any event, circumstance, change, occurrence or state of facts (each, an “Effect”) that, individually or in the aggregate, (i) has, or would be reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole (other than Effects resulting from (A) changes in industries relating to the Company and its Subsidiaries in general, not having a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates; (B) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price or the trading volume of the Shares) not having a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates, (C) acts of war, insurrection, sabotage or terrorism not having a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates, (D) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, (E) changes in GAAP or the accounting rules or regulations of the SEC, in each case, arising or becoming effective after the date of this Agreement, or (F) the inclusion of a going concern qualification in the report of the Company’s independent registered public accounting firm with respect to the Company’s financial statements for the fiscal year ended February 28, 2013), or (ii) prevents or materially delays (or would be reasonably be expected to prevent or materially delay) the Company from consummating the Merger. For the avoidance of doubt, the failure, in and of itself, of the Company to meet any financial projections or financial forecasts provided by the Company will not be considered for the purpose of determining whether a Material Adverse Effect has occurred.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Most Recent Balance Sheet” means the Company’s consolidated balance sheet as at April 30, 2013, which was delivered to the Parent prior to the date hereof.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Parent Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any “multiemployer plan”) and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by Parent or Merger Sub or, after the Effective Time, the Surviving Corporation.

“Permitted Encumbrances” means any of: (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company Business or the business of any of the Subsidiaries; or (iii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company Business or the business of any of the Subsidiaries.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of Materials of Environmental Concern.

“Representative” means, with respect to any particular Person hereto, any of such Person’s officers, directors, managers, employees, investment bankers, attorneys, accountants, consultants, agents, representatives or advisors.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means each issued and outstanding share of Company Common Stock.

“Site” means real properties currently or previously owned, leased, occupied or operated by: (i) the Company or any of its Subsidiaries, (ii) any predecessors of the Company or any of its Subsidiaries, or (iii) any entities previously owned in whole or part by the Company or any of its Subsidiaries, in each case, including all soil, subsoil, surface waters and groundwater thereat.

“Specified Company SEC Documents” means Company SEC Documents filed by the Company on or after March 1, 2012 and prior to the date of this Agreement.

“Subsidiary” means, with respect to the Company, any foreign or domestic corporation or other organization, whether incorporated or unincorporated, of which (a) the Company or any other Subsidiary thereof is a general partner (excluding such partnerships where such party or Subsidiary does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company or by any one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

“Subsidiary Charter Documents” means the certificate of incorporation and bylaws (or comparable governing documents) of the relevant Subsidiary, in each case, as amended to date.

“Tax” or “Taxes” means any and all federal, state, local and foreign income, gross receipts, property, sales, use, license, excise, franchise, unclaimed property, escheatment, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other like assessment or charge in the nature of a tax of any kind whatsoever (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto imposed by any Governmental Entity.

“Tax Return” or “Tax Returns” means any and all reports, returns, or similar statements filed or required to be filed with respect to any Tax, including, without limitation, declarations, elections, claims for refund, schedules, forms and information returns, any schedules or attachments thereto, and any amended tax return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return, related to any Taxes.

“Third Party” means any Person, other than the Company, Parent, Merger Sub or any of their respective Affiliates.

Section 10.3 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers or representatives thereunto duly authorized as of the date first written above.

MEADE INSTRUMENTS CORP.

By:	/s/ JOHN A. ELWOOD

Name:	John A. Elwood
Title:	Senior Vice President – Finance and Administration, Chief Financial Officer and Secretary

JOC NORTH AMERICA LLC

By:	/s/ HE JIAN

Name:	He Jian
Title:	Chief Executive Officer

JOCNA INC.

By:	/s/ HE JIAN

Name:	He Jian
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Certificate of Incorporation of Surviving Corporation

Exhibit B

Bylaws of Surviving Corporation